Exhibit 10.1

SILVER POINT FINANCE, L.L.C.

                                                                     October 18, 2007

$400,000,000 Exit Facility
Commitment Letter

Interstate Bakeries Corporation
Interstate Brands Corporation
12 East Armour Boulevard
Kansas City, MO 64111

Attention:  Randall Vance, Chief Financial Officer

Ladies and Gentlemen:

You have advised Silver Point Finance, L.L.C. and its affiliated investment funds (“Silver Point” or the “Commitment Parties”) that Interstate Bakeries Corporation (“IBC”), Interstate Brands Corporation (“Brands”) and their direct and indirect subsidiaries (collectively, the “Debtors”), commenced voluntary cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Missouri (the “Bankruptcy Court”), Case Nos. 04-45814 (the “Cases”).  You have further advised the Commitment Parties that you expect that the Debtors will be reorganized pursuant to a plan of reorganization (the “Plan of Reorganization”), to be filed in the Cases, consistent with the terms set forth on Exhibit A hereto and endorsed pursuant to Annex I (the “Plan Term Sheet”) and in form and substance acceptable to, and with the support of, JPMorgan Chase Bank, N.A., McDonnell Investment Management LLC, Quadrangle Master Funding Ltd and Silver Point, which collectively hold not less than 48% of the aggregate Prepetition Debt1 outstanding under the Amended and Restated Credit Agreement dated April 24, 2002 (together with related collateral documents and letters of credit issued thereunder, the “Prepetition Credit Agreement”) among IBC, Brands, the lenders and financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A. as administrative agent (the “Prepetition Agent”).  You have further advised the Commitment Parties that reorganized IBC and reorganized Brands (collectively, the “Borrowers”) are seeking an exit facility in the aggregate amount of up to $400,000,000 to consummate the Plan of Reorganization and for working capital and general corporate purposes of the Borrowers and their subsidiaries.  The consummation of the Plan of Reorganization, including the entering into and funding of the Credit Facilities, and all related transactions contemplated by the Plan of Reorganization and this commitment letter (this “Commitment Letter”) are hereinafter collectively referred to as the “Transaction”).

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For the purposes of this Commitment Letter, the exhibits and annexes hereto, and the Fee Letter, the “Prepetition Debt” shall mean the aggregate claims against, and obligations owed by, the Debtors to the Prepetition Agent and all lenders and financial institutions party to the Prepetition Credit Agreement.

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In connection with the Transaction, you have requested that the Commitment Parties agree to structure, arrange and syndicate senior credit facilities in an aggregate amount of up to $400,000,000 (the “Aggregate Commitment”), comprised of a $120,000,000 senior secured revolving credit facility (the “Revolving Credit Facility”), a $60,000,000 senior secured term loan facility (the “Term Loan Facility”) and a $220,000,000 letter of credit facility (the “Letter of Credit Facility”, together with the Revolving Credit Facility and the Term Loan Facility, the “Credit Facilities”), and that the Commitment Parties jointly and severally commit to provide 100% of the Aggregate Commitment.

The Commitment Parties are pleased to advise you that they are willing to act as the lead bookrunners and lead arrangers (the “Lead Arrangers”) for the Credit Facilities.  The Commitment Parties are also pleased to advise you of their commitment to provide 100% of the Aggregate Commitment upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Terms and Conditions attached hereto as Exhibit B (the “Exit Facility Term Sheet”).  You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Exit Facility Term Sheet and the Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.

We intend to syndicate the Credit Facilities to a group of lenders (together with the Commitment Parties, the “Lenders”) identified by us.  We intend to commence syndication efforts promptly following the approval of a disclosure statement with respect to the Plan of Reorganization, and you agree actively to assist us in completing a syndication satisfactory to us.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing banking relationships of the Borrowers, (b) direct contact between senior management and advisors of the Borrowers and the proposed Lenders, (c) as set forth in the next paragraph, assistance from the Borrowers in the preparation of materials to be used in connection with the syndication (collectively, with the Exit Facility Term Sheet, the “Information Materials”) and (d) the hosting, with us and senior management of the Borrowers, of one or more meetings of prospective Lenders.

You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders.  If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrowers, their affiliates and any of their securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entities’ securities or loans.  Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.

You agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders:  (a) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Credit Facilities and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials.  If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

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You hereby authorize the Commitment Parties to distribute drafts of definitive documentation with respect to the Credit Facilities to Private-Siders and Public-Siders.

The Lead Arrangers will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  The Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties.  Additionally, you acknowledge and agree that the Lead Arrangers are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and the Lead Arrangers shall have no responsibility or liability to you with respect thereto.

To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Borrowers and their subsidiaries, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities.  You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, when taken together, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions at the time made.  You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.  You further agree to notify us promptly if the Information or Projections cease to satisfy the above standards and to update the Information or the Projections to the extent necessary to satisfy such standard.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitments and agreements hereunder are subject to:

a.
except to the extent disclosed by the Borrowers in any filing made by the Borrowers with the Securities and Exchange Commission prior to the date hereof, there not occurring or becoming known to such Commitment Party any events, developments or circumstances that individually or in the aggregate have had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Borrowers and their subsidiaries, taken as a whole;

b.	not later than October 18, 2007, approval by the Debtors’ boards of directors of this Commitment Letter and its Exhibits, and the Fee Letter;

c.
not later than November 8, 2007, entry of an order by the Bankruptcy Court in the Cases, in form and substance acceptable to each of the Commitment Parties (the “Fee Order”), authorizing the Debtors to pay the fees and expenses set forth herein and in the Fee Letter and

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otherwise authorizing the Debtors to accept, and incur their obligations under, this Commitment Letter and the Fee Letter, which order shall specifically provide that the right to receive all amounts due and owing to each of the Commitment Parties, including the fees as set forth herein and in the Fee Letter and reimbursement of all reasonable costs and expenses incurred in connection with the transactions contemplated herein and as set forth herein and in the Fee Letter, shall be entitled to priority as administrative expense claims under Sections 503(b)(1) and 507(a)(1) of the Bankruptcy Code, whether or not the Credit Facilities are consummated;

d.	not later than November 15, 2007, filing in the Cases the Plan of Reorganization and accompany disclosure statement (the “Disclosure Statement”) in form and substance acceptable to the Lead Arrangers;

e.	the payment of the fees and expenses set forth herein and in the Fee Letter in accordance with the terms hereof and thereof;

f.	there not having occurred a dismissal or conversion of any of the Cases to proceedings under Chapter 7 of the Bankruptcy Code or the appointment of a Chapter 11 trustee;

g.
not later than November 29, 2007, the Debtors shall have filed a motion seeking approval of an amendment to the post-petition credit facility (the “DIP Facility”) that provides for an extension of the maturity date (the “DIP Facility Amendment”);

h.
not later than December 21, 2007, entry of orders by the Bankruptcy Court in the Cases, in form and substance acceptable to each of the Commitment Parties, approving (i) the Disclosure Statement (the “Disclosure Statement Order”) and (ii) the DIP Facility Amendment;

i.
not later than February 21, 2008, entry of an order by the Bankruptcy Court in the Cases, in form and substance acceptable to each of the Commitment Parties (the “Confirmation Order”) confirming the Plan of Reorganization;

j.
not later than March 4, 2008, the Confirmation Order shall have become a final order, in full force and effect without reversal or modification, not subject to a pending motion for reversal, modification or stay, no notice of appeal shall then be pending and the period for appealing the Confirmation Order shall have lapsed;

k.	the Debtors have not filed or supported any other plan of reorganization or liquidation other than the Plan of Reorganization;

l.	not later than March 7, 2008, the effective date of the Plan of Reorganization and closing of the Credit Facilities (the “Closing Date”); and

m.	the other conditions set forth or referred to in the Exit Facility Term Sheet.

The terms and conditions of the commitments hereunder and of the Credit Facilities are not limited to those set forth herein and in the Exit Facility Term Sheet.  Those matters that are not covered by the provisions hereof and of the Exit Facility Term Sheet are subject to the approval and agreement of the Commitment Parties and the Borrowers.  This Commitment Letter shall remain in full force and effect unless one of the conditions set forth above to the obligations of the parties is not satisfied.

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You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, attorneys and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to (i) losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person or (ii) without limiting the effectiveness of indemnification provisions set forth in the Prepetition Credit Agreement, any and all expenses, losses, claims, damages or liabilities that relate to litigation regarding any matter relating to either the Prepetition Debt or any other claims that the indemnified persons hold against the Debtors, including, without limitation expenses, losses, claims damages or liabilities relating to the extent, validity, priority or amount of such debt and/or claims, and (b) to reimburse each Commitment Party and its affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the exhibits hereto, and the definitive financing documentation) or the administration, amendment, modification or waiver thereof.  No indemnified person or you shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, nor shall any indemnified person ever be liable for any special, indirect, consequential or punitive damages in connection with the Credit Facilities (such special, indirect, consequential or punitive damages, the “Special Damages”), except, in each case, to the extent any such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such indemnified person or you, or such indemnified person’s or your affiliates, directors, employees, advisors or agents.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein (including without limitation, the Plan of Reorganization) and otherwise.  No Commitment Party will use confidential information obtained from you, any of your affiliates or any of your representatives, by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies.  You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each of the Commitment Parties may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrowers and their affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.  For the avoidance of doubt, no Commitment Party shall propose, participate in or fund a chapter 11 plan of reorganization or asset sale under Section 363 of the Bankruptcy Code or otherwise take any actions in the Cases inconsistent with this Commitment Letter while this Commitment Letter is in effect.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

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Neither this Commitment Letter nor the Fee Letter shall be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void).  This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.  You consent to the nonexclusive jurisdiction and venue of the Bankruptcy Court, and in the event that such Court declines to exercise jurisdiction or there is reason to believe that it would decline to exercise jurisdiction, to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York.  Subject to the foregoing, each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Exit Facility Term Sheet, the transactions contemplated hereby or the performance of services hereunder.

The compensation, reimbursement and indemnification provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us executed counterparts hereof and of the Fee Letter not later than 9:00 a.m., New York City time, on October 18, 2007.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

SILVER POINT FINANCE, L.L.C.

By:	/s/ Michael Gatto
Name: Michael Gatto
Title: Authorized Signatory

Accepted and agreed to as of
the date first written above by:

INTERSTATE BAKERIES CORPORATION

By:	/s/ J. Randall Vance
Name: J. Randall Vance
Title: Senior Vice President Chief Financial Officer & Treasurer

INTERSTATE BRANDS CORPORATION

By:	/s/ J. Randall Vance
Name: J. Randall Vance
Title: Senior Vice President Chief Financial Officer & Treasurer

ANNEX I

Reference is made to the $400,000,000 Exit Facility Commitment Letter, dated October 18, 2007, among the Commitment Parties, IBC and Brands (the “Commitment Letter”; undefined terms used herein shall have the meaning set forth in the Commitment Letter) to which this Annex I is attached.  Each signatory below or to a counterpart hereof (each a “Plan Supporter”) represents that the principal amount of funded Prepetition Debt held by it is set forth below1 and hereby agrees that it (a) shall support the Plan of Reorganization and Disclosure Statement, (b) shall not support any other plan of reorganization or liquidation filed in the Cases and (c) shall not sell, assign, transfer, syndicate, participate or otherwise dispose of its holdings of Prepetition Debt (except to another Plan Supporter or any transferee that becomes a Plan Supporter in connection with such transaction) so long as:

(i) the Commitment Letter is in full force and effect;

(ii) except to the extent otherwise agreed by Plan Supporters whose Prepetition Debt constitutes not less than 50% of the aggregate Prepetition Debt of all Plan Supporters, the Debtors have not failed to satisfy any of the conditions outlined on pages 3 and 4 of the Commitment Letter; and

(iii) the Plan of Reorganization and the Disclosure Statement accurately reflect the Transactions and the terms and conditions outlined in the Plan Term Sheet, do not contain provisions otherwise inconsistent with the Plan Term Sheet and are otherwise in form and substance acceptable to the Commitment Parties, the Prepetition Agent and the Plan Supporter.

Accepted and agreed to as of
the date first written above by:

[SIGNATURE PAGES ATTACHED]

[1]	As reflected on Plan Supporter’s books and records; not reconciled to the Prepetition Agent’s register.

2

SILVER POINT CAPITAL, L.P., as manager for the investment funds it manages that are holders of $72,315,881.63 of principal amount of funded Prepetition Debt representing 16.06% of the aggregate principal amount of funded Prepetition Debt outstanding

By:	/s/ Michael Gatto
Name: Michael Gatto
Title: Authorized Signatory

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JPMORGAN CHASE BANK, N.A.
Holder of $4,505,295.00 of principal amount of funded Prepetition Debt representing 1.0% of the aggregate principal amount of funded Prepetition Debt outstanding

By:	/s/ Susan E. Atkins
Name: Susan E. Atkins
Title: Managing Director

MCDONNEL LOAN OPPORTUNITY LTD.

By:  MCDONNELL INVESTMENT MANAGEMENT LLC, as Investment Manager
       Holder of $78,246,999.61 of principal amount of funded Prepetition Debt representing
       17.37% of the aggregate principal amount of funded Prepetition Debt outstanding

By:	/s/ James R. Fellows
Name: James R. Fellows
Title: Managing Director

QUADRANGLE MASTER FUNDING LTD
Holder of $63,865,612.00 of principal amount of funded Prepetition Debt representing 14.2% of the aggregate principal amount of funded Prepetition Debt outstanding

By:	/s/ Michael A. Weinstock
Name: Michael A. Weinstock
Title: Managing Principal

Commitment Letter Exhibit A

INTERSTATE BAKERIES CORPORATION
SUMMARY OF TERMS FOR PLAN OF REORGANIZATION (THE “PLAN TERM SHEET”)

THIS SUMMARY IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE.  THIS OUTLINE IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO FED. R. EVID. 408 AND ANY SIMILAR RULE OF EVIDENCE.  THE TRANSACTIONS DESCRIBED IN THIS OUTLINE ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, DEFINITIVE DOCUMENTATION, INCLUDING THE PLAN OF REORGANIZATION, DISCLOSURE STATEMENT AND RELATED DOCUMENTS.

I.	Exit Facility[1]

	Committed Amount:	$400 million ((i) $120 million revolver, (ii) $60 million term loan and (iii) $220 million LC facility)

	Term:	4 years for term loan; 5 years for revolver and LC facility

	Use of Proceeds:	To fund Plan of Reorganization consummation requirements and for general corporate purposes.

	Interest Rate:	Revolver: LIBOR + 425 bps or Base Rate + 325 bps Term Loans: LIBOR + 450 bps or Base Rate + 350 bps

	LC Fee:	425 bps

Security:
Guaranteed by the Company, including its direct and indirect subsidiaries, secured by a first priority lien on substantially all of the Company’s property, subject to a materiality threshold to be agreed.

	Commitment Fee:	250 bps on the Committed Amount, half of which will be payable upon the Bankruptcy Court’s entry of the Fee Order and half of which will be payable upon closing of the Exit Facility.

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Capitalized terms used but not defined herein have the meanings ascribed to such terms, as applicable, in (i) the
Commitment Letter to which this document is Exhibit A, (ii) the Exit Facility Term Sheet that is Exhibit B to the
Commitment Letter or (iii) the Exit Facility Fee Letter that is executed contemporaneously with the Commitment Letter.

Unused Fee:	50 bps

Make-Whole:	As described in the Exit Facility Term Sheet, applicable to Revolver and Term Loans.

Alternative Exit Facility:	The Company may deliver a commitment for a replacement exit facility (the “Alternative Exit Facility Commitment”), in a form acceptable to the Commitment Parties, up until 30 days prior to the Effective Date. Within five (5) days following receipt of an Alternative Exit Facility Commitment, the Commitment Parties may notify the Company of a proposal to modify terms of the Exit Facility to be at least as favorable as terms (interest rates, fees and other material terms) set forth in the Alternative Exit Facility Commitment. If the Commitment Parties and the Company do not agree to an amendment to the Commitment Letter with terms substantially consistent with, or improved from, the Alternative Exit Facility Commitment, then the Debtors may enter into the Alternative Exit Facility Commitment and, in such case, the Commitment Fee shall be adjusted as set forth in the Fee Letter.

II.	New 2nd Lien Notes

Amount:	$250 million

Term:	5 years

Use of Proceeds:	To fund, in part, Plan of Reorganization distributions to the Prepetition Lenders.

Interest Rate & Fees:	LIBOR + 725 bps

Security:	Guaranteed by the Company, including its direct and indirect subsidiaries, secured by a second priority lien on the collateral securing the Exit Facility.

Make-Whole:
During year one, no call and Traditional Make-Whole (defined below) applies.  During years two through four, subject to terms and conditions analogous to those of the Exit Facility Make-Whole, the lesser of (x) the Traditional Make-Whole and (y)(i) 103 for year two, (ii) 102 for year three, and (iii) 101 for year four.

Traditional Make-Whole: in connection with any prepayment or repayment prior to stated maturity (including payment or repayment of the New 2nd Lien Notes following acceleration, whether by action of the holders or by operation of law), in

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addition to any principal repaid or prepaid, an amount equal to the sum of the remaining scheduled payments of interest on the principal amount of New 2nd Lien Notes to be prepaid or repaid, discounted to its present value as of the date of prepayment or repayment at the applicable LIBOR rate plus 50 basis points, plus accrued and unpaid interest on the principal amount being prepaid or repaid to the date of such payment.

III.	Convertible Secured Notes

Amount:
$165 million (or such other amount as equals the funded Prepetition Debt less (x) the aggregate amount of the New 2nd Lien Notes and (y) the conversion to Common Stock (Class A) and/or repayment of $35 million of Prepetition Debt as set forth below).

Term:	10 years

Use of Proceeds:	To fund, in part, Plan of Reorganization distributions to the Prepetition Lenders.

Interest Rate:
8% PIK.  Interest may be paid in cash after the third anniversary of the Effective Date if the Company’s pro forma fixed charged coverage ratio (calculated as the ratio of (x) LTM EBITDA to (y) the sum of the following amounts projected to be paid over the next 12 month period: interest expense for all debt including the Convertible Secured Note plus mandatory prepayments and scheduled amortization of indebtedness plus projected capital expenditures plus cash taxes) is greater than 1.5 to 1.0.

Amortization:	To be paid at the rate of 5% per quarter beginning in year 6.

Security:	Guaranteed by the Company, including its direct and indirect subsidiaries, secured by a third priority lien on the collateral securing the Exit Facility.

Optional Prepayment:	None.

Conversion:
Before any accretion from PIK Interest, convertible at any time into 61.11% of the equity (Class B shares of Common Stock) subject to dilution from management/director equity issued under the Long Term Incentive Plan at the option of the holders of the Convertible Secured Notes.

The Company may require the conversion of all, but not less than all, of the outstanding Convertible Secured Notes (i) on

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or after the fifth anniversary of the Effective Date of the Plan of Reorganization into Common Stock at the conversion price so long as a minimum volume of Common Stock (volume threshold to be agreed) trades at 150% of the conversion price for 30 consecutive trading days prior to such conversion (the “Conversion Threshold”) or, in the event that the Common Stock is not listed on a nationally-recognized securities exchange, then the parties shall provide for a mechanism for determining the value of the Common Stock and whether the Conversion Threshold has been achieved and (ii) in connection with the occurrence of a change in control or certain liquidity transactions on terms to be mutually agreed.

Voting:	The Convertible Secured Notes will not have voting rights.

Make-Whole:	In the event of a conversion under clause (ii) of “Conversion” outlined above, a traditional convertible make-whole to capture the lost option value remaining.

In connection with any repayment, redemption or prepayment prior to stated maturity not otherwise provided in clause (i) and (ii) of “Conversion” outlined above (including repayment, redemption or prepayment of the Convertible Secured Notes following acceleration, whether by action of the holders or by operation of law), in addition to any principal repaid, redeemed or prepaid, a traditional convertible make-whole as outlined above plus an amount equal to the present value of all remaining interest payments on the principal amount of the Convertible Secured Notes (including any accretion to the original principal by operation of PIK interest) repaid, redeemed or prepaid from the date of such repayment, redemption or prepayment through the stated maturity date of the Convertible Secured Notes computed using a discount rate equal to applicable US Treasury rate plus 50 bps, plus accrued and unpaid interest on the principal amount (including any accretion to the original principal by operation of PIK interest) being repaid, redeemed or prepaid to the date of such payment.

IV.	Equity/Common Stock

The Company will have two classes of Common Stock.  Class A will have supermajority voting rights, with votes per share to be calculated so that the Prepetition Lenders will maintain majority control with primary equity issued on the Effective Date (either 33.33% of equity or a reduced percentage after giving effect to any reductions from rights offering proceeds outlined below).  Class B will have one vote per share.  Upon disposition by a holder, Class A shares

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will convert into Class B shares with one vote per share.  Class A and Class B shall be combined into a single class if none of the Convertible Secured Notes are outstanding.

Subject to reduction from the proceeds of the Rights Offering outlined below, 33.33% of the equity (Class A shares of Common Stock) will be issued on the Effective Date to the Prepetition Lenders in exchange for conversion of $35 million of Prepetition Debt (12.96% on a diluted basis after conversion of Convertible Secured Notes).  66.67% of the equity (Class B shares of Common Stock) will be issued on the Effective Date to the general unsecured creditors (the “Unsecured Creditors”) (25.93% on a diluted basis after conversion of Convertible Secured Notes).

The Common Stock (including Class B shares reserved, but not issued on the Effective Date, or to be issued on conversion of the Convertible Secured Notes) shall be subject to dilution from management/director equity interests issued under the Long Term Incentive Plan.

V.	Rights Offering

The Debtors will make available to Unsecured Creditors a rights offering, entitling such creditors to subscribe, at the reorganization value, for $50 million of shares of Common Stock (Class B).  To the extent not fully subscribed by Unsecured Creditors, the rights will be available to holders of Prepetition Debt.  The first $17.5 million of proceeds to be distributed to the Prepetition Lenders on the Effective Date in lieu of shares of Common Stock having an equivalent value.  Any proceeds above $17.5 million shall be retained by the reorganized Debtors for general corporate purposes.  The Rights Offering will be conducted on customary documentation containing terms to be mutually agreed upon not less than seven (7) days prior to the Disclosure Statement Hearing.

VI.	Management Pool

Prior to confirmation of the Plan of Reorganization but not before the Debtors file the Disclosure Statement, the Debtors shall establish a management incentive plan for senior management and selected employees and the board of directors that will serve after the Effective Date, providing incentive compensation in the form of equity interests in reorganized IBC (the “Long Term Incentive Plan”).  The Long Term Incentive Plan shall be subject to the consent of the Lead Arrangers and the Prepetition Agent and, except in instances where an executive’s employment agreement provides for an incentive award as of the Effective Date, shall be implemented as soon as practicable after the Effective Date upon ratification by the post-Effective Date board of directors.  Common Stock reserved for issuance in conjunction with the Long Term Incentive Plan shall be Class B shares and shall be protected against dilution from the exercise of the Convertible Secured Notes.

VII.	Distributions to Prepetition Lenders

On the Effective Date, in addition to the benefits outlined in Section XII below, in full satisfaction and discharge of the Prepetition Debt, (i) the issuing lender under the Prepetition Credit Agreement shall receive a back-to-back letter of credit with respect to all letters of credit outstanding under the Prepetition Credit Agreement and (ii) on account of the Prepetition Debt (including any claim for default rate interest), the Prepetition Lenders shall

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receive the New 2nd Lien Notes, the Convertible Secured Notes and the Common Stock in the amounts set forth above.  Nothing herein (x) relieves the obligation of the Debtors to make the payments required under the Final Order approving the DIP Facility and (y) shall be deemed consent by the Prepetition Agent or the Prepetition Lenders for any treatment of the Prepetition Debt under any plan of reorganization or liquidation proposed in connection with an Alternative Transaction.

VIII.	Distributions to Unsecured Creditors

On the Plan Effective Date, Unsecured Creditors shall receive distributions of Common Stock and shall have had the right to subscribe to the Rights Offering all as described above.

IX.	Claims Treatment

Administrative Claims and Priority Claims to be paid in full.

Secured Tax Claims, Other Secured Claims and Intercompany Claims to be unimpaired.

Claims of Prepetition Lenders and General Unsecured Claims to be impaired; distributions outlined above.  Equity Interests to be impaired, with no distribution to holders of Equity Interests.

X.	Other Key Terms

Composition of Board to consist of (i) four representatives of the Prepetition Lenders, (ii) one representative of the General Unsecured Creditors, (iii) one independent director selected by majority vote of the Prepetition Lenders, and (iv) the Chief Executive Officer of the Company, the choice of whom shall be acceptable to the Prepetition Lenders.

Terms of Plan of Reorganization, Disclosure Statement and related documentation (including without limitation release/exculpation/indemnification provisions, confirmation order, emergence documentation, intercreditor arrangements) to be in form and substance acceptable to the Lead Arrangers and the Prepetition Agent.

XI.	Conditions

The Exit Financing is subject to (a) ratification of union deals necessary to implement the Company’s business plan, (b) Plan of Reorganization, Disclosure Statement and related documentation (outlined above) satisfactory to the Prepetition Lenders, (c) achievement of the milestones outlined in the Commitment Letter and (d) other customary documentation and closing conditions.

The aggregate amount of all Alternative Exit Facility Commitments plus the Exit Facility shall not exceed $400 million.

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XII.	Other

The Plan of Reorganization shall provide for general mutual releases and exculpation by the Debtors and the reorganized Debtors for the benefit of (i) all individuals who served as directors and officers of the Debtors at any time during the period the Cases have been pending through the Closing Date (collectively, the “Directors and Officers”, (ii) JPMorgan Chase Bank, N.A. and its affiliates, (iii) the holders of Prepetition Debt and (iv) advisors, attorneys and consultants to each of the foregoing and to the official committees appointed in these cases.  The terms of the releases and exculpation shall be in form and substance customary for transactions of this type, shall include a release of, and exculpation in favor of the JPMorgan Chase Bank, N.A. and the lenders under the Prepetition Credit Agreement from, all claims asserted by the Debtors in the First Amended and Restated Complaint to Avoid and Recover Certain Transfers and for Judgment (Ad. Pro. 06-04192) and shall be mutually agreed by the Debtors, the Creditors’ Committee and the Administrative Agent.

In addition, reorganized Debtors shall assume (i) all existing indemnification obligations under the Prepetition Credit Agreement and other prepetition agreements with JPMorgan Chase Bank, N.A.  or any of the lenders under the Prepetition Credit Agreement and (ii) indemnification obligations in favor of the Directors and Officers (whether in the Debtors’ bylaws, contracts or otherwise) and (iii) shall include provision for purchase of director and officer liability insurance for the directors and officers of the reorganized Debtors and, in addition, for any directors and officers who will not be in service of the reorganized Debtors after the Effective Date which coverage shall be in form, amount and structure satisfactory to the Debtors in their reasonable business judgment.

In addition to negotiation and ratification of union agreements necessary to implement the Company’s enhanced business plan, the Plan of Reorganization shall also contain standard conditions to the effectiveness, which shall be in form and substance acceptable to the Lead Arrangers and the Prepetition Agent.

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Commitment Letter Exhibit B
INTERSTATE BAKERIES CORPORATION
INTERSTATE BRANDS CORPORATION

Summary of Terms and Conditions for
Exit Loan Facility
in the Amount of $400,000,000

Interstate Bakeries Corporation (“IBC”, as reorganized, “Reorganized IBC”), Interstate Brands Corporation (“Brands”, as reorganized, “Reorganized Brands”) and their direct and indirect subsidiaries (collectively, the “Debtors”) have commenced voluntary cases (the “Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Missouri (the “Bankruptcy Court”).   The Debtors will be reorganized pursuant to the proposed plan of reorganization (the “Plan of Reorganization”) in form and substance acceptable to the lenders (the “Prepetition Lenders”) under the Amended and Restated Credit Agreement dated April 4, 2002 (the “Prepetition Credit Agreement”) and consistent with the term sheet attached to the Commitment Letter as Exhibit A.  The distributions to be made under the Plan of Reorganization, including repayment of amounts outstanding under the DIP Facility, will be financed from the Debtors’ available cash and borrowings under the $400,000,000 exit facility (the “Exit Facility”).  Set forth below are the terms and conditions for the Exit Facility which would be available upon the Closing Date (defined below), which is assumed to be the effective date of the Plan of Reorganization (the “Effective Date”).

Borrower:	Reorganized IBC and Reorganized Brands (the “Borrowers”).
Guarantors:	Each of the Borrowers’ direct and indirect, existing[1] and future, subsidiaries (each a “Guarantor” and collectively the “Guarantors”, and, together with the Borrowers, the “Loan Parties”).
Lead Arrangers and Bookrunners:	Silver Point Finance, L.L.C. and its affiliated investment funds (collectively, the “Lead Arrangers”).
Administrative Agent and Collateral Agent:	TBD, subject to the reasonable approval of the Debtors (the “Administrative Agent”).
Lenders:	A syndicate of certain of the Prepetition Lenders and other financial institutions reasonably acceptable to the Borrowers and the Lead Arrangers (the “Lenders”).
REVOLVING CREDIT FACILITY
Type and Amount:
A five-year revolving facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”) in the amount of $120,000,000 (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans”).

______________
1       Excluding Mrs. Cubbinson Foods, Inc.

Purpose:
The Revolving Facility shall be available (a) to repay any loans or other amounts outstanding under the DIP Facility, (b) to fund the ongoing working capital requirements of the Borrowers and their subsidiaries and (c) administrative expenses not to exceed an amount to be agreed.

Swingline Loans:
Up to a sublimit of the Revolving Facility to be agreed shall be available for swingline loans (the “Swingline Loans”) from a Lender to be determined (in such capacity, the “Swingline Lender”) on same-day notice.  Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis.  Each Lender under the Revolving Facility shall be unconditionally and irrevocably required to purchase, under certain circumstances, a pro rata participation in each Swingline Loan.

LETTER OF CREDIT FACILITY
Type and Amount:
A five-year revolving letter of credit facility (the “Letter of Credit Facility”; the commitments thereunder, the “Letter of Credit Commitments”) in the amount of $220,000,000 for the issuance of letters of credit (the “Letters of Credit”) by a Lender reasonably acceptable to the Borrowers (in such capacity, the “Issuing Lender”) (the loans thereunder, the “Letter of Credit Loans”).  No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five days prior to the Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).  The issuing lender under the Prepetition Credit Agreement shall receive on the Closing Date a back-to-back letter of credit from the Issuing Lender with respect to prepetition letters of credit so deemed.

Drawings under any Letter of Credit shall be reimbursed by the Borrowers (whether with their own funds or with the proceeds of Swingline Loans) on the following business day.  To the extent that the Borrowers do not so reimburse the Issuing Lender, the Lenders under the Letter of Credit Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligation on a pro rata basis.

Purpose:
The Letter of Credit Facility shall be available (a) to replace or back-stop any outstanding and undrawn letters of credit under the DIP Facility and the Prepetition Credit Agreement and (b) for issuance of new Letters of Credit.

Fee:	A fee of 4.25% per annum of the amount of issued and outstanding Letters of Credit shall be payable monthly in arrears.

TERM LOAN FACILITY

Commitment:	A four-year term loan facility (the loans made thereunder, the “Term Loans”) in the amount of $60,000,000. The Term Loans shall be repayable in installments to be agreed upon.
Purpose:
The proceeds of the Term Loans shall be available (a) to repay any loans or other amounts outstanding under the DIP Facility, (b) to pay administrative expense claims and other amounts necessary to consummate the Plan of Reorganization and (c) to fund the ongoing working capital requirements of the Borrowers and their subsidiaries.

Availability:	The Term Loans shall be made in a single drawing on the Effective Date.
Amortization	TBD.
GENERAL PROVISIONS[2]
Availability:
The Revolving Facility and the Letter of Credit Facility, subject to the then-current Borrowing Base (as defined below), shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is four years after the Closing Date (the “Termination Date”).

Maturity:	The Termination Date.
Interest Rate:
Revolver/LC Facility: LIBOR plus 4.25% per annum, or Base Rate plus 3.25% per annum, payable monthly in arrears.

Term loans: LIBOR plus 4.50% per annum, or Base Rate plus 3.50% per annum, payable monthly in arrears.

Default rate shall be 2.00% above the applicable interest rate.

LC Fee:	4.25% per annum
Unused Fee:	A rate per annum equal to .50% on the average daily unused portion of the Revolving Commitments and Letter of Credit Commitments, payable monthly in arrears.
Borrowing Base:
The amount from time to time available under the Revolving Facility and the Letter of Credit Facility shall not exceed the lesser of (i) the sum of the Revolving Commitments and the Letter of Credit Commitments and (ii) the sum (the “Borrowing Base”) of the following components, in each case subject to advance rates and customary reserves (such reserves to be determined by the Administrative Agent from time to time as is customary for asset based facilities of this type) to be mutually agreed among the Lead Arrangers and the Borrowers: eligible accounts

 2    The General Provisions are applicable to the Revolving Facility, the Letter of Credit Facility and the Term Loans.

receivable, inventory and real property.  The Borrowing Base will be computed at least monthly by the Borrowers and a Borrowing Base certificate presenting the Borrowers’ computation will be delivered to the Administrative Agent promptly, but in no event later than the 25th day of the following fiscal period.

Priority and Liens:
The obligations of each Loan Party in respect of the Exit Facility shall be secured by a perfected first priority lien on, and security interest in, all intangible and tangible assets of the Loan Parties (including, without limitation, intellectual property, real property having a value above an amount to be agreed and all of the capital stock of Brands and each of its direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 66% of the capital stock of first tier foreign subsidiaries to the extent a pledge of a greater percentage could reasonably be expected to result in adverse tax consequences)), except for those assets as to which the Lead Arrangers shall determine in their sole discretion that the cost of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby (collectively, the “Collateral”).  The Exit Facility shall be secured by a first priority lien on all Collateral.

Optional Prepayments and Commitment Reductions; Make-Whole Payment:
Revolving Commitments, Letter of Credit Loans and Term Loans may be terminated/prepaid by the Borrowers at any time in minimum amounts to be agreed upon and in a manner to be agreed upon; providedthat prepayment, repayment or early termination or reduction of any of the obligations under the Exit Facility in conjunction with the Borrowers’ repayment, termination or permanent reduction of the Exit Facility (but excluding the mandatory prepayments of Term Loans outlined below) will obligate the Borrowers to promptly pay the Make-Whole Amount to the Lenders.

“Make-Whole Amount” means, at any time, an amount, in addition to any principal repaid or prepaid, equal to the present value at such time of all interest payments on the principal amount of the Revolving Loans, Letter of Credit Loans and Term Loans repaid or prepaid or deemed repaid or prepaid through the Termination Date computed using a discount rate equal to the then current one month LIBOR Rate plus 50 bps.   For purposes of this calculation:  (i) such interest payments shall be determined based on the then current one month LIBOR Rate plus the Applicable Margin and for the period through the Termination Date and (ii) the outstanding principal amount of the Revolving Loans and the Letter of Credit Loans shall be deemed to be the principal amount of the Revolving Commitments and the Letter of Credit Commitments so permanently reduced or terminated (the “Reduced Amount”).  Notwithstanding the foregoing, if at the date of the termination of the Exit Facility, no Default or Event of Default has occurred, the Make-Whole Amount shall be an amount equal to the lesser of (a) the amount calculated as provided above and (b) the product of the Reduced Amount plus all Term Loans repaid multiplied by (i) 103% on or prior to the first anniversary of the date of the consummation of the Exit Facility (the “Closing”); (ii) 102% after the first anniversary of the Closing and on or prior to the second anniversary of the Closing; (iii) 101% after the second anniversary of the Closing and on or prior to the third anniversary of the

Closing; and (iv) 100% after the third anniversary of the Closing and on or prior to the Termination  Date.

Optional termination of Revolving Commitments and Letter of Credit Commitments may not be reborrowed.

Mandatory Prepayment and Commitment Reductions:
Usual and customary for financings of this type, including net cash proceeds from asset sales in excess of an annual and aggregate basket to be agreed.  In the case of net cash proceeds from the sale of assets from the Southern California shut-down described on a schedule as of the Closing Date, the Borrowers shall be permitted to retain a portion of such proceeds, in an amount to be agreed, and the remaining proceeds shall be applied as described below; provided that the Borrowers shall not be obligated to pay the Make-Whole Amount in connection with such repayment or in connection with the first $50 million of asset sale proceeds (not to include the Southern California assets) during the term of the facility.

Mandatory prepayments from asset sales shall be applied first, to the Term Loans (on a pro-rata basis to all remaining scheduled amortization payments thereof, if any) and second, if the aggregate face amount of Letters of Credit outstanding exceeds $100 million, to cash collateralize Letters of Credit in excess of $100 million.

Conditions of Initial Extension of Credit:
The availability of the Exit Facility shall be conditioned upon the satisfaction of conditions precedent usual for facilities and transactions of this type including, without limitation, the following conditions (the date on which such conditions are satisfied, the “Closing Date”):

(a)
The Bankruptcy Court shall have entered an order confirming the Plan of Reorganization, which order (i) shall be in form and substance reasonably satisfactory to the Lead Arrangers and (ii) shall be in full force and effect and shall not have been reversed or modified (except for immaterial modifications that do not affect the Lenders) and shall not be stayed or subject to a motion to stay, and the period for appealing the order shall have elapsed.  No provision of the Plan of Reorganization shall have been amended, supplemented or otherwise modified (except for immaterial modifications that do not affect the Lenders) in any respect without the prior written consent of the Lead Arrangers.  The Effective Date shall have occurred (and all conditions precedent thereto as set forth in the Plan of Reorganization shall have been satisfied).  The documentation to effect the Plan of Reorganization, including amendments to collective bargaining agreements necessary to effectuate the Borrowers’ five year “enhanced” business plan, shall be in form and substance satisfactory to the Lead Arrangers and no provision of such documentation shall have been waived, amended, supplemented or otherwise modified without the written consent of the Lead Arrangers.

	(b)	The Lead Arrangers shall have received satisfactory evidence that all obligations under the DIP Facility shall have been repaid in full in cash and all commitments thereunder shall have been terminated and all liens and security interests related thereto shall have been terminated or released.
(c)
The Lead Arrangers shall have received satisfactory evidence that a mutually agreeable number of collective bargaining agreements have been amended and ratified, as appropriate, for the Borrowers to implement the five year “enhanced” business plan.

(d)
The following categories of claims (if any) shall be allowed or allowable in an aggregate amount to be agreed: administrative claims (including, without limitation, professional fees and claims arising from the assumption of executory contracts or unexpired leases, but excluding administrative claims incurred and paid in the ordinary course); priority claims; secured claims; convenience claims; and PACA/PASA trust claims.

On-Going Conditions:
The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

Representations and Warranties:
Usual and customary for financings of this type (with customary exceptions and materiality thresholds to be mutually agreed) including, without limitation, financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of credit documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA (with exceptions for the ABA pension plan as currently provided in the DIP Facility); Investment Company Act and other regulations; subsidiaries; use of proceeds; environmental matters; accuracy of disclosure; creation and perfection of security interests; solvency; Regulation H; and delivery of certain documents.

Affirmative Covenants:
Usual and customary for financings of this type (with customary exceptions and materiality thresholds to be mutually agreed) including, without limitation, delivery of period, quarterly and annual financial statements, reports, accountants’ letters, projections, monthly borrowing base certificates, officers’ certificates and other information reasonably requested by the Lenders; payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); and agreement to obtain interest rate protection.

Financial Covenants:	Usual and customary for financings of this type, including, without limitation, minimum EBITDA and maximum leverage.
Negative Covenants:
Usual and customary for financings of this type (with customary exceptions and materiality thresholds to be mutually agreed) including, without limitation, limitations on: indebtedness (including guarantee obligations); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; capital expenditures; acquisitions, investments, loans and advances; prepayments and modifications of documentation governing junior securities; transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements; negative pledge clauses and clauses restricting subsidiary distributions; and changes in lines of business.

Events of Default:
Usual and customary for financings of this type (with customary exceptions and materiality thresholds to be mutually agreed) including, without limitation, nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to material indebtedness; bankruptcy events; labor events; certain ERISA events (including incurrence of withdrawal liability in excess of an amount to be determined, with exceptions for the ABA pension plan as currently provided in the DIP Facility); material judgments (in excess of insurance); actual or asserted invalidity of any guarantee or security document; and a change of control (the definition of which is to be agreed upon).

Assignments and Participations:
Usual and customary for financings of this type (including Borrowers’ consent rights which consent shall not be unreasonably withheld; provided however that if a Default or Event of Default shall have occurred or be continuing, the Borrowers shall not have any consent rights).

Voting:	Usual and customary for financings of this type.
Governing Law:	New York.